Exhibit 99.1

Gladstone Commercial Corporation Announces Preferred Stock Offering

MCLEAN, Va., Jan. 23, 2012 Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) today announced that it plans to sell shares of its newly designated Series C Cumulative Term Preferred Stock (the “Series C Preferred Stock”) in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase additional shares of Series C Preferred Stock on the same terms and conditions to cover over-allotments, if any. Jefferies & Company, Inc. is serving as the sole book-running manager for the offering, and J.J.B. Hilliard, W.L. Lyons, LLC, Wunderlich Securities, Inc., and Dominick & Dominick LLC are serving as co-managers.

The Company intends to use the net proceeds from its offering of the Series C Preferred Stock (the “Offering”) to repay any outstanding indebtedness under its line of credit and for acquisitions of real estate.

Prospective investors in the Series C Preferred Stock are advised to carefully consider the investment objectives, risks and charges and expenses of the Company before investing. The preliminary prospectus supplement, dated January 23, 2012, and the accompanying prospectus dated September 27, 2010, which have been filed with the Securities and Exchange Commission, contain this and other information about the Company and should be read carefully by prospective investors before investing.

The Offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (Registration No. 333-169290). To obtain a copy of the Offering’s prospectus and the preliminary prospectus supplement, please contact: Jefferies & Company, Inc., 520 Madison Avenue, 8th Floor, New York, New York, 10022 (Attention: Investment Grade Debt Capital Markets) or call (201) 761-7610.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust (“REIT”) that focuses on investing in and owning triple-net leased industrial, commercial, medical and retail real estate properties. The Company currently owns 72 properties.

SOURCE Gladstone Commercial Corporation

For further information: Investor Relations, +1-703-287-5893

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based upon current expectations. You should not rely upon our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and are described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.